April 22, 2025
Paul Fipps
Dear Paul:
On behalf of ServiceNow, Inc. (the “Company”), this letter agreement (the “Agreement”) updates and sets forth the terms and conditions of your employment with the Company and is effective as of April 23, 2025 (the “Effective Date”).
1.Position. As of the Effective Date, you will serve as the Company’s President of Global Customer Operations reporting directly to the Company’s Chief Executive Officer (the “CEO”). You will have all of the duties, responsibilities and authority commensurate with the position. You will be expected to devote your full working time and attention to the business of the Company. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), and, subject to prior approval, serve on the board of directors (and any committees) of outside entities, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company. As a matter of policy, the Company does not permit executive officers to serve on more than one outside board of directors for a for-profit company.
2.Term. Subject to the terms of this Agreement, this Agreement will remain in effect for a period commencing on the Effective Date and continuing until termination of your employment as set forth herein (the “Employment Term”).
3.Cash Compensation.
a.Base Salary. As of the Effective Date your annual base salary (the “Base Salary”) will be Eight Hundred Thousand Dollars ($800,000), less required deductions and withholdings, payable in accordance with the Company’s normal payroll practices. Thereafter, your annual base salary will be determined by the Leadership Development and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Your Base Salary will be pro-rated for any partial years of employment during your Employment Term.
b.Annual Target Bonus. During the Employment Term, you will be eligible to participate in our executive corporate bonus program. As of the Effective Date your annual bonus target will be One Hundred Twenty-Five percent (125%) of your Base Salary which equals One Million Dollars ($1,000,000) for the applicable fiscal year (your “Target Bonus”). Whether you receive the Target Bonus, and the amount of actual bonus amount awarded (your “Actual

Bonus”) will be determined by the Compensation Committee based in all cases upon the achievement of both Company and individual performance objectives as established by the Compensation Committee. To earn any Actual Bonus, you must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid, except as otherwise provided herein. Your bonus participation will be subject to all the terms, conditions and restrictions of the applicable Company bonus plan, as amended from time to time. The Actual Bonus shall be subject to required deductions and withholdings.
c.2025 Quarterly Cash Incentive. You will also be eligible to earn a quarterly performance-based fiscal year 2025 cash incentive award (the “2025 Cash Incentive”). The 2025 Cash Incentive total target value is One Million Two Hundred Thousand Dollars ($1,200,000).
Provided that you remain employed throughout each of the respective full fiscal quarters as well as the payment dates for the 2025 Cash Incentive for Q2 2025, Q3 2025 and Q4 2025, you will earn and be paid your 2025 Cash Incentive in quarterly installments of Four Hundred Thousand Dollars ($400,000) for each of Q2 2025, Q3 2025 and Q4 2025 subject to your achievement of the Company’s global NNACV goals for each quarter as set by the Company.
For the avoidance of doubt, the 2025 Cash Incentive quarterly installments will either be earned or forfeited based on the global NNACV attainment for the applicable quarter only. There is no carry forward of unearned 2025 Cash Incentive opportunity into a subsequent quarter. There is no pro-rata payment for partial achievement of the Company’s quarterly NNACV goals. All amounts earned under the 2025 Cash Incentive will be subject to applicable taxes and withholdings and will be paid no later than the third (3rd) regular payroll date following quarter end.
4.Benefits, Vacation & Expenses.
a.You remain entitled to participate in all employee retirement, welfare, insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives, pursuant to the governing plan documents.
b.The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company.
5.Equity Awards.
a.Prior Equity Awards. The Company has previously granted you equity awards under the Company’s 2012 and/or 2021 Equity Incentive Plan. Such

awards will continue to be subject to their exiting terms and any additional terms set forth in this Agreement.
b.Promotion Grant. Subject to this Section 5 and subject to the approval of the Company’s Board of Directors (the “Board”) or the Compensation Committee, the Company will grant you awards with a total grant date value of Six Million Dollars ($6,000,000), as follows:
i.a restricted stock unit award to acquire such number of shares of the Company’s common stock equal to Two Million Four Hundred Thousand Dollars ($2,400,000) divided by the average daily closing price of the Company’s common stock on the New York Stock Exchange for the twenty (20) trading days ending on the third trading day immediately prior to the Grant Date, rounded up to the nearest whole share (the “Promotion RSU Award”) under the Company’s 2021 Equity Incentive Plan, as amended and restated (the “Equity Plan”). The Promotion RSU Award will vest over a three-year period, with 8.33% of the shares vesting and settling on August 15, 2025, and the remaining shares vesting and settling thereafter in equal quarterly installments; and
ii.a Fiscal Year 2025 Performance-Based Restricted Stock Unit (“PRSU”) Award to acquire such number of shares of the Company’s common stock equal to Three Million Six Hundred Thousand Dollars ($3,600,000) divided by the average daily closing price of the Company’s common stock on the New York Stock Exchange for the twenty (20) trading days ending on the third trading day immediately prior to the Grant Date, rounded up to the nearest whole share (the “Promotion PRSU Award”) under the Equity Plan. The Promotion PRSU Award shall be subject to the same performance metrics and vesting schedule as the Fiscal Year 2025 performance restricted stock units granted to you on February 18, 2025, with one-third of the Promotion PRSU Award scheduled to vest annually following the determination of Non-GAAP Subscription Revenues for each of 2025, 2026 and 2027, subject to the Company’s relative total shareholder return ranking against the S&P 500 index for the applicable performance period. The award determination will not be pro-rated based on the Effective Date being after January 1, 2025.
iii.Vesting of the Promotion RSU Award and Promotion PRSU Award will depend on your continued employment by the Company on the applicable time-based and performance-based vesting dates, respectively, and will be subject to the terms and conditions of the written agreement governing such grants, the Equity Plan and this Agreement.
c.Future Equity. You shall be eligible for future equity grants as determined by and pursuant to the terms established by the Compensation Committee. The amount and performance metrics for subsequent performance-based restricted stock units will be determined by the Compensation Committee.
6.Effect of Termination of Employment. In the event of your termination of employment, you shall be entitled to the benefits and payments, if any, and subject to the terms and conditions, described in the Company’s then effective Executive Severance Policy applicable to the CEO and P5 members (the “Executive Severance Policy”).
7.Parachute Payments. In the event that the severance and other benefits provided for in this Agreement, the Executive Severance Policy or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, your severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code, with equity all being reduced in reverse order of vesting and equity not subject to treatment under Treasury regulation 1.280G- Q & A 24(c) being reduced before equity that is so subject. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Accountants shall deliver to the Company and you sufficient documentation for you to rely on it for purpose of filing your tax returns. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
8.Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, the Executive Severance Policy, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).
Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
9.At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
10.Confidential Information and Other Company Policies. You will continue to be bound by and comply fully with the Company’s standard confidentiality agreement

(which you have previously executed), insider trading policy, code of ethics, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless you consent to the same at the time of such amendment.
11.Company Records and Confidential Information.
a.Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you prepare or have previously prepared or use or have previously used or come into contact with or have previously come into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of employment. You may retain any documents evidencing your terms of employment and compensation without violation hereto.
b.Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.
12.Indemnification. You and the Company will, by no later than the Effective Date, enter into the form of indemnification agreement provided to other similarly situated officers of the Company.
13.Arbitration. You and the Company agree to submit to mandatory binding arbitration, in Santa Clara County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Agreement and your employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court prior to such arbitration proceeding pursuant to applicable law. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”). The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.
14.Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation recoupment policy, and any additional compensation recoupment policy or amendments to the current policy adopted by the Board or the Compensation Committee from time to time hereafter, as allowed by applicable law.
15.Miscellaneous.
a.At-Will Employment, Confidential Information and Invention Assignment Agreement and Arbitration Agreement. You previously executed the Company’s At-Will Employment, Confidential Information and Invention Assignment Agreement and Arbitration Agreement. That agreement remains in full force and effect.
b.Absence of Conflicts; Competition with Prior Employer. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party. You agree that you have disclosed to the Company all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
c.Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.
d.Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.

Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the CEO at the Company’s corporate headquarters.
e.Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.
f.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
g.Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.
h.Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter herein and supersedes all prior agreements and understandings between you and the Company. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.
i.Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.
j.Survival. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

Please sign and date this Agreement, and return it to me if you wish to accept employment under the terms described above.

Best regards,
/s/ Jacqui Canney
Jacqui Canney
Chief People & AI Enablement Officer
ServiceNow, Inc.

I, the undersigned, hereby accept and agree to the updated terms and conditions of my employment with the Company as set forth in this Agreement.
Accepted and agreed to this 29th day of April, 2025:

By:	/s/ Paul Fipps
Paul Fipps

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